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                                                                   Exhibit 10.11

                               Benchmark Equity Group
                               700 Gemini, Suite 100
                                Houston, Texas 77058
                                   (281) 488-3883


September 1, 1998

Mr. Chris Efird
President
Gemini II, Inc.
700 Gemini Street
Suite 100
Houston, Texas 77058


Dear Mr. Efird:

       Gemini II, Inc., a corporation organized in the state of Delaware (the "Company"), has indicated that it desires to engage the services of Benchmark Equity Group, Inc., a Delaware corporation with executive offices at the address set forth above (the "Agent") to serve as its NON-EXCLUSIVE agent in connection with an acquisition or disposition by the Company, which transaction may be undertaken by way of private or open market purchases of capital stock or assets, or by way of merger, tender offer or otherwise (each of the foregoing, whether resulting in a disposition or acquisition by the Company, shall be referred to hereinafter as an "Eligible Transaction").

       In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following, as evidenced by the counter-executions below.

       In exchange for the Agent's performance of services hereunder, the Company shall pay a fee, based upon the aggregate consideration paid in connection with an Eligible Transaction, as set forth on Schedule A hereto. In the event of one or more Eligible Transactions which are intended to or do otherwise close simultaneously, the fee set forth herein shall be calculated and shall be payable with respect to each such Eligible Transaction separately. The fee in connection with any such Eligible Transaction shall be contingent upon the consummation thereof and shall be payable to the Agent upon closing of the Eligible Transaction giving rise to the fee. In addition to the foregoing compensation, the Company shall reimburse the Agent (or cause the Agent to be reimbursed) for reasonable out-of-pocket expenses, which shall include the fees and disbursements of the Agent's counsel, within five business days following receipt of statements therefor from the Agent.

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       For purposes of calculating our fee, the aggregate consideration paid shall be deemed to be the total amount disbursed or received by the Company, as the case may be (which shall be deemed to include amounts paid into escrow and, in connection with an acquisition of assets, the amount of any liabilities which are assumed in such transaction) including but not limited to amounts received
(i) by stockholders of an entity (whether the Company or another entity, referred to hereinafter as the "Acquired Entity"), part or all of the assets or operations of which are purchased by the acquiring entity whether by way of a merger, tender offer or purchase of outstanding stock (it being understood that such aggregate consideration shall be deemed to include amounts received by the holders of options, warrants and convertible securities) or (ii) by the Acquired Entity with respect to a disposition by the Acquired Entity of the assets or any securities of the Acquired Entity. If the aggregate consideration may be increased by contingent payments related to future earnings or operations, the portion of our fee relating thereto shall be calculated and paid when and as such contingent payments are made. Amounts payable with respect to covenants not to compete or additional compensation payable by the Company and/or the Acquired Entity to its officers or directors in connection with a transaction subject to this Agreement shall be included in the aggregate consideration paid by the Company for purposes of computing the Agent's fee hereunder. The fees payable to the Agent hereunder shall be payable solely in cash.

       An introduction to the Company by the Agent shall be deemed to have occurred upon notification to the Company by the Agent that an inquiry concerning a transaction has been made by the Agent on behalf of the Company.
In order to coordinate the efforts to effect an Eligible Transaction satisfactory to the Company during the period of the Agent's engagement hereunder, in the event that the Company or its management receives an inquiry concerning a transaction by a source or entity other than the Agent, the Company will promptly inform the Agent, in writing, of such inquiry. For these purposes, until so notified by the Company, it shall be assumed by the Agent that no such inquiry has been made.

       The terms hereof shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof and shall inure to the benefit of and be binding upon the Agent and the Company and the respective legal successors and assigns of each.

       The Company represents, warrants, covenants and agrees that any controversy or claim brought in any capacity by the Company against the Agent or any members, officers, directors, agents, affiliates, associates, employees or controlling persons of the Agent shall be settled by expedited arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any controversy or claim brought by the Agent against the Company or its securityholders, officers, directors, agents, affiliates, associates, employees or controlling persons shall be settled by arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the AAA and judgment rendered by the arbitrators may be entered in any court having

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jurisdiction thereof.  In arbitration proceedings under this section, the parties shall be entitled to any and all remedies that would be available in the absence of this section and the arbitrators, in rendering their decision, shall follow the substantive laws of the State of Delaware. The arbitration of any dispute pursuant to this paragraph shall be held in the State of Delaware.

       Notwithstanding the foregoing, in order to preserve the status quo pending the resolution by arbitration of a claim seeking relief of an injunctive or equitable nature, any party, upon submitting a matter to arbitration as required herein, may simultaneously or thereafter seek a temporary restraining order or preliminary injunction from a court of competent jurisdiction pending the outcome of the arbitration. This section is intended to benefit the members, managers, agents, affiliates, associates and employees of the Agent, each of whom shall be deemed to be a third party beneficiary of this section, and each of whom may enforce this section to the full extent that the Agent could do so if a controversy or claim were brought against it.

       The waiver by any party of any provision or breach hereof shall not operate as or be construed to be a waiver of any other provision hereof or of any other breach of any provision hereof.

       Any and all notices from either party to the other which may be specified by or otherwise deemed necessary or incident hereto shall, in the absence of hand delivery with evidence of receipt requested, be deemed duly given when mailed if the same shall be sent to the address of the party set out on the first page hereof by registered or certified mail, return receipt requested, or by express delivery (e.g., Federal Express).

       The provisions hereof shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

       This letter agreement shall have a term of two (2) years from the date hereof, and shall then terminate unless extended by written agreement of the Company and the Agent. In the event that, at any time during the two (2) year period following expiration of the term hereof, as the same may be extended, the Company consummates an Eligible Transaction with any party (or affiliate thereof) introduced to the Company by the Agent, the Agent shall be entitled to full compensation therefor as provided herein.

       This letter agreement shall not be assignable without the prior written consent of the non-assigning party hereto and shall be binding upon and inure to the benefit of any heirs, executors, legal representatives or successors or permitted assigns of the parties hereto.

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       In the event that the Agent becomes involved in any capacity in any claim, action, proceeding or investigation brought by or against any person in connection with any matter referred to herein, the Agent shall provide the Company with written notice thereof as soon as reasonably possible and in any event within thirty (30) days of the Agent's notification or other knowledge of the same and the Company shall be obligated to: (a) reimburse the Agent for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; and (b) shall be obligated to indemnify the Agent against any losses, claims, damages, liabilities, alleged damages or alleged liabilities, to which the Agent may become subject in connection with any matter referred to in this letter, except to the extent that any such legal or other expense, loss, claim, damage, liability, alleged damage or alleged liability results from the recklessness or bad faith of the Agent in performing the services which are the subject of this letter; provided, however, that the Company shall have the right, at its own expense, to undertake the defense of any such action, claim or demand, using counsel selected by the Company and approved by the Agent, which approval shall not be unreasonably withheld; and provided further, that the Company shall have notified the Agent in writing of its intention to undertake such defense within thirty (30) days of receiving the Agent's notice required herein.

       If for any reason the foregoing indemnification is unavailable to the Agent or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Agent as a result of such loss, claim, damage, liability, alleged damage or alleged liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and the Agent on the other hand but also the relative fault of the Company and the Agent, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this section shall be in addition to any obligation or liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Agent as well as to counsel for the Agent and the members, partners, directors, employees and controlling persons (if any), as the case may be, of the Agent and any such affiliate and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Agent, any such affiliate and any such person. In any instance in which the Company has indemnified the Agent pursuant hereto and the Agent recovers from third parties all or any part of the amount so indemnified by the Company, the Agent shall promptly pay over to the Company the amount so recovered. The provisions set forth in this section shall survive any termination of the authorization provided by this letter agreement.

       This letter agreement contains the entire agreement between the Agent and the Company with respect to the subject matter hereof. This letter agreement may not be amended, changed, modified or discharged, nor may any provision hereof be waived, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

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       Please confirm that the foregoing is in accordance with your understanding by signing and returning the duplicate(s) of this letter enclosed herewith, which shall thereupon constitute a binding agreement.





                                         Very truly yours,

                                         BENCHMARK EQUITY GROUP, INC.


                                         By:   /s/ Frank DeLape
                                               -------------------------------
                                               Frank DeLape, President
Agreed to and accepted as of this
1st  day of September, 1998.

GEMINI II, INC.

By:   /s/ Christopher H. Efird
      ----------------------------------
      Name: Christopher H. Efird
      Title: President

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                                      SCHEDULE A

                              CALCULATION OF AGENT'S FEE



       The Agent's fee shall be equal to five percent (5%) of the first $5 million of aggregate consideration, four percent (4%) of the second $5 million of aggregate consideration, three percent (3%) of the third $5 million of aggregate consideration, two percent (2%) of any consideration over $15 million in the aggregate paid in connection with an Eligible Transaction, with a minimum fee of $100,000. The acquisitions of Arc Networks and Info-Highway International, Inc. are specifically excluded from the fee requirement contained herein.

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                              AMENDMENT NUMBER ONE
                                       TO
                              M&A LETTER AGREEMENT

This Amendment Number One (this "Agreement"), dated June 1, 1999, to that certain M&A Letter Agreement (the "M&A Agreement") dated as of September 1, 1998 by and between Gemini II, Inc. ("OmniLynx") and Benchmark Equity Group, Inc. ("Agent") amends the M&A Agreement as follows:

1. Schedule A to the M&A Agreement shall be amended such that the acquisition of Axces, Inc. shall be specifically excluded from the fee requirement contained therein;
2. The Agent shall be paid a retainer as an advance against future fees in the amount of $5,000 per month, for a period of six months, commencing June 1, 1999.

IN WITNESS WHEREOF, each party has duly executed this Amendment Number One to M&A Letter Agreement as of the date first set forth herin.

BENCHMARK EQUITY GROUP, INC.


By:  /s/ Frank M. DeLape
    ----------------------------------
    Frank M. DeLape, President and CEO


GEMINI, INC.


By:  /s/ Christopher H. Efird
    ----------------------------------
    Christopher H. Efird, President


                              AMENDMENT NUMBER TWO
                                      TO
                              M&A LETTER AGREEMENT

This Amendment Number One (this "Amendment"), dated June 24, 1999, to that certain M&A Letter Agreement (the "M&A Agreement") dated as of September 1, 1998 by and between Gemini II, Inc. ("OmniLynx") and Benchmark Equity Group, Inc. ("Agent") amends the M&A Agreement as follows:

1. Schedule A to the M&A Agreement shall be amended such that the acquisition of Axces, Inc. shall be specifically excluded from the fee requirement contained therein;
2.  The Agent shall not be paid any retainer fee.

IN WITNESS WHEREOF, each party has duly executed this Amendment Number Two to M&A Letter Agreement as of the date first set forth herein.

BENCHMARK EQUITY GROUP, INC.


By: /s/ Frank M. DeLape
    ----------------------------------
    Frank M. DeLape, President and CEO

GEMINI II, INC.


By: /s/ Christopher H. Efird
    ----------------------------------
    Christopher H. Efird, President

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